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                                                                     EXHIBIT 3.1

                                                   E N D O R S E D
                                                      F I L E D
                                        in the office of the Secretary of State
                                              of the State of California
                                                     MAR 25 1994

                                                     TONY MILLER
                                                Acting Secretary of State


                              AMENDED AND RESTATED

     The undersigned, Marvin R. Brown and Alexander Polinsky hereby certify that:

     ONE: They are the duly elected and acting President and Secretary, respectively, of Alanex Corporation, a California corporation.

     TWO: The articles of incorporation of this corporation are amended and restated to read as follows:

                                       I.

     The name of the corporation is Alanex Corporation.

                                      II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

     A. Classes of Stock. This corporation is authorized to issue two (2) classes of shares, to be designated "Common" and "Preferred" and referred to herein as the "Common Shares" or the "Preferred Shares" respectively. The total number of Common Shares the corporation is authorized to issue is Thirty Million (30,000,000). The total number of the Preferred Shares the corporation is authorized to issue is Ten Million (10,000,000).

          The board of directors of the corporation may divide the Preferred Shares into any number of series. The board of directors shall fix the designation and number of shares of each such series. The board of directors may determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of the Preferred Shares. The board of directors (within the limits and restrictions of any resolution adopted by it, originally fixing the number of shares of any series) may increase or decrease the number of shares of any such series after the issue of shares of that series, but not below the number of then outstanding shares of such series.
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     B.   Rights, Preferences, Privileges and Restrictions of the Series A
Preferred Stock.

          1. Designation of Series A Preferred Stock. Four Million (4,000,000) shares of Preferred Stock are designated Series A Preferred Stock (the "Series A Preferred") with the rights, preferences and privileges specified herein.

          2. Dividend Rights of Series A Preferred. The holders of the then outstanding shares of Series A Preferred shall be entitled to receive dividends at the rate of $0.09 per share per annum when, as and if declared by the Board of Directors out of any funds legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock of this corporation ("Common") payable other than in Common or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common. Such dividends shall not be cumulative.

          3. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common by reason of their ownership thereof, the sum of (i) $1.51 per share for each share of Series A Preferred then held by them and (ii) an amount equal to all declared but unpaid dividends on the Series A Preferred then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred in proportion to the preferential amount each such holder would have been entitled to receive pursuant to this Section 3 if such distribution had been sufficient to permit the full payment of such preferential amount. After payment has been made to the holders of the Series A Preferred of the full amounts to which they shall be entitled as aforesaid, the holders of the Common shall be entitled to receive all remaining assets of the corporation. For purposes of this Section 3, a liquidation, dissolution or winding up of the corporation shall be deemed to be occasioned by, or to include, the corporation's sale of all or substantially all of its assets or the acquisition of this corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary.

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          4.   Conversion. The holders of the Series A Preferred shall have conversion rights as follows (the "Conversion Rights"):

               a. Optional and Automatic Conversion. Each share of Series A Preferred shall be convertible at the option of the holder thereof, without payment of additional consideration, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Series A Shares of Common as is determined by dividing $1.51 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common shall be deliverable upon conversion (the "Conversion Price") of the Series A Preferred shall initially be $1.51 per share of Common. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.


                    Each share of Series A Preferred shall automatically be converted into shares of Common at the then effective Conversion Price in the event of either (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of Common (whether for the account of the corporation or for the account of one or more shareholders of the corporation) of the corporation to the public at an aggregate offering price of not less than $10,000,000 and at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $7.50 per share of Common (as adjusted for any stock dividends, combinations or splits with respect to such shares) or (ii) the written consent of holders of more than 50% of the then outstanding shares of Series A Preferred voting as a class. In the even of the automatic conversion of the Series A Preferred upon a public offering as aforesaid, the conversion of Series A Preferred shall be deemed to have occurred automatically at the closing of such public offering.

               b. Mechanics of Conversion. No fractional shares of Common shall be issued upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Series A Preferred shall be entitled to convert the same into full shares of Common, it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the corporation at such office that it elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(a)). The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred a certificate or certificates,

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registered in such names as specified by the holder, for the number of shares of
Common to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common, and any accrued and unpaid dividends on the converted Series A Preferred. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date (except that in the event of an automatic conversion pursuant to Section 4(a) such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in such clause of Section 4(a)). If the conversion is in connection with an underwritten offer of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Series A Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common issuable upon such conversion of the Series A Preferred shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of such sale of securities.


               c. Adjustments for Subdivisions, Dividends, Combinations or Consolidations of Common.

                    (1) In the event the outstanding shares of Common shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.


                    (2) In the event the corporation shall declare or pay any dividend on the Common payable in Common or in the event the outstanding shares of Common shall be subdivided, by reclassification or otherwise than by payment of a dividend in Common, into a greater number of shares of Common, the Conversion Price in effect immediately prior to such dividend or subdivision shall be proportionately decreased:


                         (a)  in the case of any such dividend, immediately
after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

                         (b)  in the case of any such subdivision, at the close
of business on the date immediately prior to the date upon which such corporate action becomes effective.



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     If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted as of the time of actual payment of such dividend.

          d. Adjustments for Other Reclassifications, Dividends and Distributions. If there occurs any capital reorganization or any reclassification of the capital stock of the Corporation (other than a subdivision, dividend, combination, consolidation or other transaction provided for in Section 2 or Section 4 (c)), each share of Series A Preferred shall thereafter be convertible into the same kind and amounts of securities or other assets, or both, that were issuable or distributable to the holders of shares of outstanding Common upon such reorganization or reclassification, in respect of that number of shares of Common into which such shares of Series A Preferred might have been converted immediately prior to such reorganization or reclassification: and in any such case, appropriate adjustments (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series A Preferred to the end that the provisions of these Articles shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series A Preferred.

          e. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred.

          f. Notices of Record Date. In the event that this corporation shall propose at any time:

               (1) to declare any dividend or distribution upon its Common Shares, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;


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               (2)  to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;


               (3) to effect any reclassification or recapitalization of its Common Shares outstanding involving a change in the Common Shares; or

               (4) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this corporation shall send to the holders of the Series A Preferred shares:

                    (a) at least 10 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (3) and (4) above; and

                    (b) in the case of the matters referred to in (3) and (4) above, at least 10 days' prior written notice of the date when the same shall take place (and specifying, if practicable, or estimating the date on which the holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon the occurrence of such event).

     Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series A Preferred at the address for each such holder as shown on the books of this corporation.

          g. Common Stock Reserved. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common, solely for the purpose of effecting the conversion of the shares of Series A Preferred, such number of shares of Common as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred, and if at any time the number of authorized but unissued shares of Common shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common to such number of shares as shall be sufficient for such purpose.

     5. Voting Rights. Except as otherwise required by law, each share of Common issued and outstanding shall have one vote, each share of Series A Preferred issued and outstanding shall have the number of votes equal to the number of Common Shares into which such share of Series A Preferred is convertible as adjusted from time to time pursuant to Section 4 hereof and the Common and the Series A Preferred shall vote together as a


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single class. Fractional votes by the holders of Series A Preferred shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) shall be rounded to the nearest whole number.

     6.   Protective Provisions.

     a. Subject to the rights of series of Preferred which may from time to time come into existence, so long as shares of Series A Preferred are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred:

          (1) alter or change the rights, preference or privileges of the shares of Series A Preferred so as to adversely affect the Series A Preferred; provided that the issuance of additional preferred stock of the corporation with rights pari passu to the Series A Preferred shall not be deeded to have such an adverse effect;

          (2) issue any new securities of the corporation having a preference over the Series A Preferred upon liquidation;

          (3) amend the corporation's Articles of Incorporation or Bylaws in a way so as to adversely affect the rights of the Series A Preferred; provided that the issuance of additional preferred stock of the corporation with rights pari passu to the Series A Preferred shall not be deemed to have such an adverse effect; or

          (4) redeem any of the shares of Common or Series A Preferred (except for repurchases of Common pursuant to the Corporation's repurchase rights in connection with an employee's or consultant's termination of employment or engagement, or pursuant to rights of first refusal in favor of the corporation).

     b. Subject to the rights of series of Preferred which may from time to time come into existence, so long as shares of Preferred are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred:

          (1) sell, convey or otherwise dispose of all or substantially all of its assets or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation).

     7. Status of Converted Stock. In the event any shares of Series A Preferred shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the corporation. The Articles of


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
Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

     8. Repurchase of Shares. In connection with repurchases by the corporation of its Common Shares pursuant to its agreements with certain of the holders thereof, Sections 502 and 503 of the California General Corporation Law shall not apply in whole or in part with respect to such repurchases.

                                      IV.


     A. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     B. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporation Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporation Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

     C. Any repeal or modification of the provisions of this Article shall not adversely affect the rights under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.



                                   * * * * *



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     THREE:  The foregoing amendment and restatement of articles of incorporation has been duly approved by the board of directors.

     FOUR: The foregoing amendment and restatement of the articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 3,640,000 shares of Common Stock and no shares of Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Date:  March 4, 1994                    /s/ Marvin R. Brown
                                            -----------------------
                                            Marvin R. Brown
                                            President




                                        /s/ Alexander Polinsky
                                            -----------------------
                                            Alexander Polinsky
                                            Secretary




                          [Signature Page To Restated
                Articles of Incorporation of Alanex Corporation]


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